ALLIANCEBERNSTEIN L.P.

PERSONAL TRADING POLICIES AND PROCEDURES

1. Overview

(a) Introduction

AllianceBernstein recognizes the importance to its employees of being able to manage and develop their own and their dependents’ financial resources through long-term investments and strategies. However, because of the potential conflicts of interest inherent in our business, our industry and AllianceBernstein have implemented certain standards and limitations designed to minimize these conflicts and help ensure that we focus on meeting our duties as a fiduciary for our clients. Employees should be aware that their ability to liquidate positions may be severely restricted under these policies, including during times of market volatility. Therefore, as a general matter, AllianceBernstein discourages personal investments by employees in individual securities and encourages personal investments in managed collective vehicles, such as mutual funds.

AllianceBernstein senior management believes it is important for employees to align their own personal interests with the interests of our clients. Consequently, employees are encouraged to invest in the mutual fund products and services offered by AllianceBernstein, where available and appropriate.

(b) Definitions

The following definitions apply for purposes of this Appendix A of the Code; however additional definitions are contained in the text itself.1
1. “AllianceBernstein” means AllianceBernstein L.P., its subsidiaries and its joint venture entities.

2. “Beneficial Ownership” is interpreted in the same manner as in determining whether a person is subject to the provisions of Section 16 of the Securities Exchange Act of 1934 (“Exchange Act”), Rule 16a-1 and the other rules and regulations thereunder and includes ownership by any person who, directly or indirectly, through any contract, arrangement, understanding, relationship or otherwise, has or shares a direct or indirect pecuniary interest in a Security. For example, an individual has an indirect pecuniary interest in any Security owned by the individual’s spouse.

1 Due to the importance that AllianceBernstein places on promoting responsible personal trading, we have applied the definition of “access person,” as used in Rule 17j-1 under the 1940 Act and Rule 204A-1 under the Advisers Act, and related requirements to all AllianceBernstein employees and officers. We have drafted special provisions for directors of AllianceBernstein who are not also employees of AllianceBernstein.

Beneficial Ownership also includes, directly or indirectly, through any contract, arrangement, understanding, relationship, or otherwise, having or sharing “voting power” or “investment power,” as those terms are used in Section 13(d) of the Exchange Act and Rule 13d-3 thereunder.

3. “Client” means any person or entity, including an investment company, for which AllianceBernstein serves as investment manager or adviser.

4. “Chief Compliance Officer” refers to AllianceBernstein’s Chief Compliance
Officer.

5. “Code of Ethics Oversight Committee” refers to the committee of AllianceBernstein’s senior officers that is responsible for monitoring compliance with the Code.

6. “Conflicts Officer” refers to AllianceBernstein’s Conflicts Officer, who reports to the Chief Compliance Officer.

7. “Control” has the meaning set forth in Section 2(a)(9) of the 1940 Act.

8. “Director” means any person who serves in the capacity of a director of AllianceBernstein Corporation. “Affiliated Director” means any Director who is not an Employee (as defined below) but who is an employee of an entity affiliated with AllianceBernstein. “Outside Director” means any Director who is neither an Employee (as defined below) nor an employee of an entity affiliated with AllianceBernstein.

9. “Employee” refers to any person who is an employee or officer of AllianceBernstein, including part-time employees and consultants (acting in the capacity of a portfolio manager, trader or research analyst, or others at the discretion of the Compliance Department) under the Control of AllianceBernstein.

10. “Initial Public Offering” means an offering of Securities registered under the Securities Act of 1933 (the “1933 Act”), the issuer of which, immediately before the registration, was not subject to the reporting requirements of Sections 13 or 15(d) of the Exchange Act, as well as similar offerings of Securities issued outside the United States.

11. “Investment Personnel” refers to:

a. Any Employee who acts in the capacity of a portfolio manager, research analyst or trader or any other capacity (such as an assistant to one of the foregoing) and in connection with his or her regular duties makes or participates in making, or is in a position to be aware of, recommendations regarding the purchase or sale of securities by a Client;

b. Any Employee who receives the AllianceBernstein Global Equity Review or has access to Bernstein Research, Factset Marquee, Tamale, the AllianceBernstein Express Research database or Research Wire;

c. Any Employees participating in (including passively listening to) “morning calls” for any of the managed account disciplines or broker-dealer subsidiaries;

d. Any other Employee designated as such by the Legal and Compliance Department; or

e. Any natural person who Controls AllianceBernstein and who obtains information concerning recommendations made to a Client regarding the purchase or sale of securities by the Client.

12. “Limited Offering” means an offering that is exempt from registration under the 1933 Act pursuant to Sections 4(2) or 4(6) thereof or pursuant to Rules 504, 505 or 506 under the 1933 Act, as well as similarly exempted offerings of Securities issued outside the United States. Investments in hedge funds are typically sold in a limited offering setting.

13. “Ombudsman” means the Company Ombudsman of AllianceBernstein, or any of his/her staff members.

14. “Personal Account” refers to any account (including, without limitation, a custody account, safekeeping account and an account maintained by an entity that may act in a brokerage or a principal capacity) in which Securities may be traded or custodied, and in which an Employee has any Beneficial Ownership, and any such account maintained by or for a financial dependent of an Employee. For example, this definition includes Personal Accounts of:

a. An Employee’s spouse/domestic partner (of same or opposite gender), including a legally separated or divorced spouse who is a financial dependent;

b. Financial dependents of an Employee, including both those residing with the Employee and those not residing with the Employee, such as financially dependent children away at college; and

c. Any person or entity for which the Employee acts as a fiduciary (e.g., acting as a Trustee) or who has given investment discretion to the Employee, other than accounts over which the employee has discretion as a result of his or her responsibilities at AllianceBernstein.

Personal Accounts include any account meeting the above definition even if the
Employee has given discretion over the account to someone else.

15. “Purchase or Sale of a Security” includes, among other transactions, the writing or purchase of an option to sell a Security and any short sale of a Security.

16. “Security” has the meaning set forth in Section 2(a)(36) of the Investment Company Act and includes any derivative thereof, commodities, options or forward contracts, except that it shall not include:

a. Securities issued by the government of the United States;

b. Short-term debt securities that are government securities within the meaning of Section 2(a)(16) of the Investment Company Act;

c. Shares issued by money market funds;

d. Shares issued by open-end mutual funds, other than Exchange-Traded Funds (“ETFs”) and mutual funds managed by AllianceBernstein; and

e. Bankers’ acceptances, bank certificates of deposit, commercial paper, high quality short-term debt instruments and such other instruments as may be designated from time to time by the Chief Compliance Officer.

IMPORTANT NOTE: Exchange-Traded Funds are covered under this definition of Security, and therefore are subject to the governing rules. (See exceptions in Sections 2(d)(ii), 2(e)(ii) and 2(f)(ii) of this Appendix.)

17. A Security is “Being Considered for Purchase or Sale” when:

a. An AllianceBernstein Growth research analyst issues research information (including as part of the daily morning call) regarding initial coverage of, or changing a rating with respect to, a Security;

b. A portfolio manager has indicated (e.g., during the daily Growth morning call or identified as a Value priority purchase/sale, or otherwise) his or her intention to purchase or sell a Security; or

c. An open order2 in the Security exists on any buy-side trading desk.

This is not an exhaustive list. At the discretion of the Legal and Compliance Department, a Security may be deemed “Being Considered for Purchase or Sale” even if none of the above events have occurred, particularly if a portfolio manager is contemplating the purchase or sale of that Security, as evidenced by e-mails or the manager’s preparation of, or request for, research.

18. “Security held or to be acquired or sold” means:

a. Any Security which, within the most recent 15 days (i) is or has been held by a Client in an AllianceBernstein-managed account or (ii) is being or has been considered by AllianceBernstein for purchase or sale for the Client; and

b. Any option to purchase or sell, and any Security convertible into or exchangeable for, a Security.

19. “StarCompliance Code of Ethics application” means the web-based application used to electronically pre-clear personal securities transactions and file many of the reports required herein. The application can be accessed via the AllianceBernstein network at: https://alliance.starcompliance.com.

2 Defined as any client order on a Growth trading desk which has not been completely executed, as well as any “significant” open Value client orders, or Value “priority” purchases or sales, as those terms are defined by the applicable Value SBU CIO.

20. “Subsidiary” refers to entities with respect to which AllianceBernstein, directly or indirectly, through the ownership of voting securities, by contract or otherwise has the power to direct or cause the direction of management or policies of such entity.

2. Requirements and Restrictions – All Employees

The following are the details of the standards which must be observed:

(a) General Standards

Employees have an obligation to conduct their personal investing activities and related Securities transactions lawfully and in a manner that avoids actual or potential conflicts between their own interests and the interests of AllianceBernstein and its clients. Employees must carefully consider the nature of their AllianceBernstein responsibilities - and the type of information that he or she might be deemed to possess in light of any particular securities transaction - before engaging in any investment-related activity or transaction.

i. Material Nonpublic Information: Employees in possession of material nonpublic information about or affecting Securities, or their issuer, are prohibited from buying or selling such Securities, or advising any other person to buy or sell such Securities. Similarly, they may not disclose such information to anyone without the permission of the General Counsel or Chief Compliance Officer. Please see the AllianceBernstein Insider Trading Policies, which can be found on the Legal and Compliance Department intranet site.

ii. Short-Term Trading: Employees are encouraged to adopt long-term investment strategies (see Section 2(f) for applicable holding period for individual securities). Similarly, purchases of shares of most mutual funds should be made for investment purposes. Employees are therefore prohibited from engaging in transactions in a mutual fund that are in violation of the fund’s prospectus, including any applicable short-term trading or market-timing prohibitions.

With respect to the AllianceBernstein funds, Employees are prohibited from short-term trading, and may not effect a purchase and redemption, regardless of size, in and out of the same mutual fund within any ninety (90) day period.3

iii. Personal Responsibility: It is the responsibility of each Employee to ensure that all Securities transactions in Personal Accounts are made in strict compliance with the restrictions and procedures in the Code and this Appendix A, and otherwise comply with all applicable legal and regulatory requirements.

3 These restrictions shall not apply to investments in mutual funds through professionally managed asset allocation programs; automatic reinvestment programs; automatic investments through 401(k) and similar retirement accounts; and any other non-volitional investment vehicles. These restrictions also do not apply to transactions in money market funds and other short duration funds used as checking accounts or for similar cash management purposes.

iv. Affiliated Directors and Outside Directors: The personal trading restrictions of Appendix A of the Code do not apply to any Affiliated Director or Outside Director, provided that at the time of the transaction, he or she has no actual knowledge that the Security involved is “Being Considered for Purchase or Sale.” Affiliated Directors and Outside Directors, however, are subject to reporting requirements as described in Section 8 below.

(b) Disclosure of Personal Accounts

All Employees must disclose their Personal Accounts to the Compliance Department (and take all necessary actions to close any accounts held with non-designated brokers, see next section). It is each Employee’s responsibility to ensure that the Compliance Department is appropriately notified of all accounts and to direct the broker to provide the Compliance Department with electronic and/or paper brokerage transaction confirmations and account statements (and verify that it has been done). Do not assume that the broker-dealer will automatically arrange for this information to be set up and forwarded correctly.

(c) Designated Brokerage Accounts

Personal Accounts of an Employee that are maintained as brokerage accounts must be held only at the following approved designated broker-dealers (each a “Designated Broker”):4

•	Charles Schwab;

•	Credit Suisse Securities - Private Banking USA Group

•	E*TRADE Financial;

•	Goldman, Sachs & Co. - Private Wealth Management (account minimums apply)

•	Merrill Lynch; and/or

•	Sanford C. Bernstein & Co., LLC5

Under limited circumstances, the Compliance Department may grant exceptions to this policy and approve the use of other broker-dealers or custodians (such as in the case of proprietary products that can only be held at specific firms). In addition, the Chief Compliance Officer may in the future modify this list.

4 Exceptions may apply in certain non-U.S. locations. Please consult with your local compliance officer.
5 Non-discretionary accounts at Sanford C. Bernstein & Co., LLC. may only be used for the following purposes: (a) Custody of securities and related activities (such as receiving and delivering positions, corporate actions, and subscribing to offerings commonly handled by operations such as State of Israel bonds, etc.); (b) Transacting in US Treasury securities; and (c) Transacting in AllianceBernstein products outside of a private client relationship (such as hedge funds, AB and SCB mutual funds, and CollegeBoundfund accounts). All equity and fixed income (other than US Treasuries) transactions are prohibited.

All Securities in which an Employee has any Beneficial Ownership must be held in Personal Accounts and maintained in accordance with the Designated Broker requirements described above (except that shares of open-end mutual funds may be held directly with the investment company). Additionally, Employees may effect Securities transactions only in Personal Accounts (or directly through a mutual fund’s transfer agent). In limited circumstances, the Chief Compliance Officer, or his designee, may grant an exception to these requirements (see Section 22 of the Code). This requirement applies to all types of Securities and personal Securities transactions including, for example, Securities issued in a Limited Offering or other direct investments.

(d) Pre-Clearance Requirement

i. Subject to the exceptions specified below, an Employee may not purchase or sell, directly or indirectly, any Security in which the Employee has (or after such transaction would have) any Beneficial Ownership unless the Employee obtains the prior approval from the Compliance Department and, in the case of Investment Personnel, the head of the business unit (or a designated manager) in which the Employee works.6 Pre-clearance requests must be made on the date of the contemplated transaction, through the use of the appropriate pre-clearance form, which can be accessed via the StarCompliance Code of Ethics application at https://alliance.starcompliance.com/ and clicking on “File a PTAF.” These requests will document (a) the details of the proposed transaction and (b) representations as to compliance with the personal trading restrictions of this Code.

Pre-Clearance requests will be acted on by the Legal and Compliance Department (or by the automated pre-clearance system) only between the hours of 10:00 a.m. and 3:30 p.m. (New York time). The Legal and Compliance Department (including via its electronic pre-clearance utility) will review the request to determine if the proposed transaction complies with the Code, whether that security is restricted for AllianceBernstein personnel, and if appropriate, contact the appropriate supervisor (or a person designated by the supervisor) to determine whether the proposed transaction raises any potential conflicts of interest or other issues. The Compliance Department will communicate to the requesting Employee its approval or denial of the proposed transaction, either in writing (e-mail) or orally. In the U.S. and Canada, any approval given under this paragraph will remain in effect only until the end of the trading day on which the approval was granted. For employees in offices outside the U.S. and Canada, such approval will remain in effect for the following business day as well. Good-until-cancel limit orders are not permitted without daily requests for preclearance approval. Employees must wait for approval before placing the order with their broker.

6 For purposes of the pre-clearance requirement, all employees in the Value SBU are considered Investment Personnel, and are therefore required to have all of their trades pre-approved by the head of their respective departments (or a designee).

The Legal and Compliance Department will maintain an electronic log of all preclearance requests and indicate the approval or denial of the request in the log.

PLEASE NOTE: When a Security is Being Considered for Purchase or Sale for a Client (see Section 2(i) below) or is being purchased or sold for a Client following the approval on the same day of a personal trading request form for the same Security, the Legal and Compliance Department is authorized to cancel the personal order if (a) it has not been executed and the order exceeds a market value of $50,000 or (b) the Legal and Compliance Department determines, after consulting with the trading desk and the appropriate business unit head (if available), that the order, based on market conditions, liquidity and other relevant factors, could have an adverse impact on a Client or on a Client’s ability to purchase or sell the Security or other Securities of the issuer involved.

ii. Exceptions: The pre-clearance requirements do not apply to7:

a. Non-Volitional Transactions, including:

•
Transactions in a Personal Account managed for an Employee on a discretionary basis by a third person or entity, when the Employee does not discuss any specific transactions for the account with the third-party manager;

•	Any Security received as part of an Employee’s compensation (although any subsequent sales must be pre-cleared);

•
Any Securities transaction effected in an Employee’s Personal Account pursuant to an automatic investment plan, which means a program in which regular periodic purchases (or withdrawals) are made automatically in (or from) a Personal Account in accordance with a predetermined schedule and allocation, and includes dividend reinvestment plans. Additional purchases and sales that are not automatic, however, are subject to the pre-clearance requirement.

The Legal and Compliance Department may request an Employee to certify as to the non-volitional nature of these transactions.

b. Exercise of Pro Rata Issued Rights

Purchases effected upon the exercise of rights issued by an issuer pro rata to all holders of a class of the issuer’s Securities, to the extent such rights were acquired from such issuer, and sales of such rights so acquired. This exemption applies only to the exercise or sale of rights that are issued in connection with a specific upcoming public offering on a specified date, as opposed to rights acquired from the issuer (such as warrants or options), which may be exercised from time-to-time up until an expiration date. This exemption does not apply to the sale of stock acquired pursuant to the exercise of rights.

7 Additional Securities may be exempted from the pre-clearance requirement if, in the opinion of the Chief Compliance Officer, no conflict of interest could arise from personal trades in such Security.

c. Certain Exchange-Traded Funds (“ETFs”)/AB Managed Open-end Mutual Funds ETFs and open-end mutual funds managed by AllianceBernstein are covered under the Code’s definition of Security and therefore are subject to all applicable Code rules and prohibitions. However, investments in AB-managed funds and the following broad-based ETFs are not subject to the pre-clearance provisions:8
– NASDAQ-100 Index Tracking (QQQQ)
– SPDR Trust (SPY)
– DIAMONDS Trust, Series I (DIA)
– iShares S&P 500 Index Fund (IVV)
– iShares Russell 1000 Growth (IWF)
– iShares Russell 1000 Value (IWD)
– iShares Russell 1000 Index (IWB)
– iShares MSCI EAFE (EFA)
– iShares MSCI Emerging Markets (EEM)
– iShares MSCI EAFE Growth (EFG)
– iShares MSCI EAFE Value (EFV)
– iShares FTSE 100 (ISF)
– iShares MSCI World (IWRD/IQQW)
– iShares Barclays 7-10 Yr Treas Bond (IEF)
– iShares CDN Composite Index Fund (XIC)
– iShares Barclays 1-3 Yr Treas Bond (SHY)

– iShares MSCI Kokusai (TOK)
– iShares MSCI Japan (EWJ)
– iShares DAX (DAXEX)
– iShares DJ EuroStoxx 50 (EUE)
– SPDR S&P/ASX 200 Fund (STW)
– smartFONZ (FNZ)
– DAIWA ETF – TOPIX (1305)
– NOMURA ETF – TOPIX (1306)
– NIKKO ETF – TOPIX (1308)
– DAIWA ETF - NIKKEI 225 (1320)
– NOMURA ETF - NIKKEI 225 (1321)
– NIKKO ETF – 225 (1330)
– Tracker Fund of Hong Kong (2800)
– iShares FTSE/Xinhua A50 China Tracker (2823)
– Nifty BeES
– SENSEX Prudential ICICI ETF

(e) Limitation on the Number of Trades

i. No more than an aggregate of five (5) transactions in individual Securities may occur in an Employee’s Personal Accounts during any rolling thirty-day period.

ii. Exceptions:

a. For transactions in Personal Accounts that are directed by a non-Employee spouse or domestic partner and/or other non-Employee covered under the Code (and not by the Employee), the number of permitted Securities transactions is limited to twenty (20) transactions in any rolling thirty-day period.

b. The limitation on the permissible number of trades over a 30-day period does not apply to the AB-managed funds or the ETFs listed in Section 2(d)(ii)(c) above.
Note that the 90-day hold requirement (see next section) still applies to these
Securities. In addition, options on these securities are not included in this exception.

8 Note: Options on the ETFs included on this list are not exempt from the pre-clearance or volume requirements.

(f) Short-Term Trading

i. Employees must always conduct their personal trading activities lawfully, properly and responsibly, and are encouraged to adopt long-term investment strategies that are consistent with their financial resources and objectives. AllianceBernstein discourages short-term trading strategies, and Employees are cautioned that such strategies may inherently carry a higher risk of regulatory and other scrutiny. In any event, excessive or inappropriate trading that interferes with job performance, or compromises the duty that AllianceBernstein owes to its Clients will not be tolerated.

Employees are subject to a mandatory buy and hold of all Securities for 90 days.9 By regulation, employees of AllianceBernstein Japan Ltd. are subject to a 6-month hold. A last-in-first out accounting methodology will be applied to a series of Securities purchases for determining compliance with this holding rule. As noted in Section 2(a)(ii), the applicable holding period for AllianceBernstein open-end funds is also 90 days.

ii. Exceptions to the short-term trading rules (i.e., the 90-day hold):

a. For Securities transactions in Personal Accounts of spouses and domestic partners and other non-Employees (e.g., financially dependent children) which are not directed by the Employee are subject to a mandatory buy and hold (or sale and buyback) of 60-calendar days. However, after 30 calendar days, such a transaction will be permitted for these Personal Accounts if necessary to minimize a loss.

b. Transactions in a Personal Account managed for an Employee on a discretionary basis by a third person or entity.

c. Transactions in Securities held by the Employee prior to his or her employment with AllianceBernstein.

d. Shares in the publicly traded units of AllianceBernstein that were acquired in connection with a compensation plan. However, units purchased on the open market must comply with the holding period requirements herein.

Any trade made in violation of this section of the Code shall be unwound, or, if that is not practicable, all profits from the short-term trading may be disgorged as directed by the Chief Compliance Officer.

(g) Short Sales

The Legal and Compliance Department will prohibit an Employee from engaging in any short sale of a Security in a Personal Account if, at the time of the transaction, any Client has a long position in such Security in an AllianceBernstein-managed portfolio (except that an Employee may engage in short sales against the box and covered call writing provided that these personal Securities transactions do not violate the prohibition against short-term trading).

9 Relating to the buyback of a previously sold Security, an employee must wait 60 days if the new purchase price is lower than the previous sale, and 30 days if the new purchase price exceeds the previous sale price.

(h) Trading in AllianceBernstein Units and AB Closed-End Mutual Funds

During certain times of the year, Employees may be prohibited from conducting transactions in the equity units of AllianceBernstein. Additional restricted periods may be required for certain individuals and events, and the Legal and Compliance Department will announce when such additional restricted periods are in effect. Transactions in AllianceBernstein Units and closed-end mutual funds managed by AllianceBernstein are subject to the same pre-clearance process as other Securities, with certain additional Legal and Compliance Department approval required. See the Statement of Policy and Procedures Concerning Purchases and Sales of AllianceBernstein Units and the Statement of Policy and Procedures Concerning Purchases and Sales of AllianceBernstein Closed-End Mutual Funds. Employees are not permitted to transact in short sales of AllianceBernstein Units.

(i) Securities Being Considered for Purchase or Sale

i. The Legal and Compliance Department will, subject to the exceptions below, prohibit an Employee from purchasing or selling a Security (or a derivative product), or engaging in any short sale of a Security, in a Personal Account if, at the time of the transaction, the Security is Being Considered for Purchase or Sale for a Client or is being purchased or sold for a Client. Please see the definition of a Security “Being Considered for Purchase or Sale” (Section 1(b)(17) of this Appendix) for a nonexhaustive list of examples which illustrate this prohibition.

ii. Exceptions: This prohibition does not apply to:

a. Non-Volitional Transactions, including:

•
Transactions in a Personal Account managed for an Employee on a discretionary basis by a third person or entity, when the Employee does not discuss any specific transactions for the account with the third-party manager;

•	Any Security received as part of an Employee’s compensation (although any subsequent sales must be pre-cleared);

•
Any Securities transaction effected in an Employee’s Personal Account pursuant to an automatic investment plan, which means a program in which regular periodic purchases (or withdrawals) are made automatically in (or from) a Personal Account in accordance with a predetermined schedule and allocation, and includes dividend reinvestment plans. Additional purchases and sales that are not automatic, however, are subject to this prohibition.

The Legal and Compliance Department may request an Employee to certify as to the non-volitional nature of these transactions.

b. Exercise of Pro Rata Issued Rights

Purchases effected upon the exercise of rights issued by an issuer pro rata to all holders of a class of the issuer’s Securities, to the extent such rights were acquired from such issuer, and sales of such rights so acquired. This exemption applies only to the exercise or sale of rights that are issued in connection with a specific upcoming public offering on a specified date, as opposed to rights acquired from the issuer (such as warrants or options), which may be exercised from time-to time up until an expiration date. This exemption does not apply to the sale of stock acquired pursuant to the exercise of rights.

c. De Minimis Transactions -- Fixed Income Securities

Any of the following Securities, if at the time of the transaction, the Employee has no actual knowledge that the Security is Being Considered for Purchase or Sale by a Client or that the Security is being purchased or sold by or for the Client:

•	Fixed income securities transactions having a principal amount not exceeding $25,000; or

•
Non-convertible debt securities and non-convertible preferred stocks which are rated by at least one nationally recognized statistical rating organization (“NRSRO”) in one of the three highest investment grade rating categories.

d. De Minimis Transactions -- Equity Securities

Any equity Security transaction, or series of related transactions, involving shares of common stock and excluding options, warrants, rights and other derivatives, provided:

•	Any orders are entered after 10:00 a.m. and before 3:00 p.m. and are not designated as “market on open” or “market on close;”

•
The aggregate value of the transactions do not exceed (1) $10,000 for Securities of an issuer with a market capitalization of less than $1 billion; (2) $25,000 for Securities of an issuer with a market capitalization of $1 billion to $5 billion and (3) $50,000 for Securities of an issuer with a market capitalization of greater than $5 billion; and

•	The Employee has no actual knowledge that the Security is Being Considered for Purchase or Sale by a Client or that the Security is being purchased or sold by or for the Client.

PLEASE NOTE: Even if a trade qualifies for a de minimis exception, it must be pre-cleared by the Legal and Compliance Department in advance of being placed.

(j) Restricted List

A Security may not be purchased or sold in a Personal Account if, at the time of the transaction, the Security appears on the AllianceBernstein Daily Restricted List and is restricted for Employee transactions. The Daily Restricted List is made available each business day to all Employees via the AllianceBernstein intranet home page at: http://www.alliancebernstein.com/theloop/ .

(k) Dissemination of Research Information

i. An Employee may not buy or sell any Security for a Personal Account that is the subject of “significantly new” or “significantly changed” research during the period commencing with the approval of the research and continuing for twenty-four hours subsequent to the first publication or release of the research. An Employee also may not buy or sell any Security on the basis of research that AllianceBernstein has not yet made public or released. The terms “significantly new” and “significantly changed” include:

a. The initiation of coverage by an AllianceBernstein or Sanford C. Bernstein & Co., LLC research analyst;

b. Any change in a research rating or position by an AllianceBernstein or Sanford C. Bernstein & Co., LLC research analyst;

c. Any other rating, view, opinion, or advice from an AllianceBernstein or Sanford C. Bernstein & Co., LLC research analyst, the issuance (or re-issuance) of which in the opinion of such research analyst, or his or her director of research, would be reasonably likely to have a material effect on the price of the security.

ii. Exceptions: This prohibition does not apply to:

a. Non-Volitional Transactions, including:

•
Transactions in a Personal Account managed for an Employee on a discretionary basis by a third person or entity, when the Employee does not discuss any specific transactions for the account with the third-party manager;

•	Any Security received as part of an Employee’s compensation (although any subsequent sales must be pre-cleared);

•
Any Securities transaction effected in an Employee’s Personal Account pursuant to an automatic investment plan, which means a program in which regular periodic purchases (or withdrawals) are made automatically in (or from) a Personal Account in accordance with a predetermined schedule and allocation, and includes dividend reinvestment plans.

Additional purchases and sales that are not automatic, however, are subject to this prohibition.

The Legal and Compliance Department may request an Employee to certify as to the non-volitional nature of these transactions.

b. Exercise of Pro Rata Issued Rights

Purchases effected upon the exercise of rights issued by an issuer pro rata to all holders of a class of the issuer’s Securities, to the extent such rights were acquired from such issuer, and sales of such rights so acquired. This exemption applies only to the exercise or sale of rights that are issued in connection with a specific upcoming public offering on a specified date, as opposed to rights acquired from the issuer (such as warrants or options), which may be exercised from time-to time up until an expiration date. This exemption does not apply to the sale of stock acquired pursuant to the exercise of rights.

c. De Minimis Transactions -- Fixed Income Securities

This exception does not apply to research issued by Sanford C. Bernstein & Co., LLC. Any of the following Securities, if at the time of the transaction, the Employee has no actual knowledge that the issuer is the subject of significantly new or significantly changed research:

•	Fixed income securities transactions having a principal amount not exceeding $25,000; or

•
Non-convertible debt securities and non-convertible preferred stocks which are rated by at least one nationally recognized statistical rating organization (“NRSRO”) in one of the three highest investment grade rating categories.

d. De Minimis Transactions -- Equity Securities

This exception does not apply to research issued by Sanford C. Bernstein & Co., LLC. Any equity Securities transaction, or series of related transactions, involving shares of common stock and excluding options, warrants, rights and other derivatives, provided:

•	Any orders are entered after 10:00 a.m. and before 3:00 p.m. and are not designated as “market on open” or “market on close;”

•
The aggregate value of the transactions do not exceed (1) $10,000 for Securities of an issuer with a market capitalization of less than $1 billion; (2) $25,000 for Securities of an issuer with a market capitalization of $1 billion to $5 billion and (3) $50,000 for Securities of an issuer with a market capitalization of greater than $5 billion; and

•	The Employee has no actual knowledge that the issuer is the subject of significantly new or significantly changed research.

PLEASE NOTE: Even if a trade qualifies for a de minimis exception, it must be pre-cleared by the Legal and Compliance Department in advance of being placed.

(l) Initial Public Offerings

No Employee shall acquire for a Personal Account any Security issued in an Initial Public Offering.

(m) Limited Offerings/Private Placements

No Employee shall acquire any Security issued in any limited or private offering (please note that hedge funds are sold as limited or private offerings) unless the Chief Compliance Officer (or designee) and the Employee’s Business Unit Head give express prior written approval and document the basis for granting approval after due inquiry. The Chief Compliance Officer, in determining whether approval should be given, will take into account, among other factors, whether the investment opportunity should be reserved for a Client and whether the opportunity is being offered to the individual by virtue of his or her position with AllianceBernstein. Employees authorized to acquire Securities issued in a limited or private offering must disclose that investment when they play a part in any Client’s subsequent consideration of an investment in the issuer, and in such a case, the decision of AllianceBernstein to purchase Securities of that issuer for a Client will be subject to an independent review by Investment Personnel with no personal interest in such issuer.10 Additional restrictions or disclosures may be required if there is a business relationship between the Employee or AllianceBernstein and the issuer of the offering.

3. Additional Restrictions – Growth, Blend and Fixed Income Portfolio Managers

In addition to the requirements and restrictions on Employee trading in Section 2 of this Appendix A of the Code, the following restrictions apply to all persons acting in the capacity of a portfolio manager of a Client account in the Growth, Blend and Fixed Income disciplines. For purposes of the restrictions in this section, a portfolio manager is defined as an Employee who has decision-making authority regarding specific securities to be traded for Client accounts, as well as such Employee’s supervisor.

General Prohibition: No person acting in the capacity of a portfolio manager will be permitted to buy for a Personal Account, a Security that is an eligible portfolio investment in that manager’s product group (e.g., Large Cap Growth).

10 Any Employee who acquires (or any new Employee with a pre-existing position in) an interest in any private investment fund (including a “hedge fund”) or any other Security that cannot be purchased and held in an account at a Designated Broker shall be exempt from the Designated Broker requirement as described in this Appendix A of the Code. The Legal and Compliance Department may require an explanation as to why such Security can not be purchased and held in such manner. Transactions in these Securities nevertheless remain subject to all other requirements of this Code, including applicable private placement procedures, pre-clearance requirements and blackout-period trading restrictions.

This prohibition does not apply to transactions directed by spouses or other covered persons provided that the employee has no input into the investment decision. Nor does it apply to sales of securities held prior to the application of this restriction or employment with the firm. However, such transactions are subject to the following additional restrictions.

(a) Blackout Periods

No person acting in the capacity of a portfolio manager will be permitted to trade a Security for a Personal Account within seven calendar days before and after any Client serviced in that manager’s product group (e.g., Large Cap Growth) trades in the same Security. If a portfolio manager engages in such a personal securities transaction during a blackout period, the Chief Compliance Officer may break the trade or, if the trade cannot be broken, the Chief Compliance Officer may direct that any profit realized on the trade be disgorged.

(b) Actions During Blackout Periods

No person acting in the capacity of a portfolio manager shall delay or accelerate a Client trade due to a previous purchase or sale of a Security for a Personal Account. In the event that a portfolio manager determines that it is in the best interest of a Client to buy or sell a Security for the account of the Client within seven days of the purchase or sale of the same Security in a Personal Account, the portfolio manager must contact the Chief Compliance Officer immediately, who may direct that the trade in the Personal Account be canceled, grant an exception or take other appropriate action.

(c) Transactions Contrary to Client Positions

No person acting in the capacity of a portfolio manager shall trade a Security in a Personal Account contrary to investment decisions made on behalf of a Client, unless the portfolio manager represents and warrants in the personal trading request form that (1) it is appropriate for the Client account to buy, sell or continue to hold that Security and (2) the decision to purchase or sell the Security for the Personal Account arises from the need to raise or invest cash or some other valid reason specified by the portfolio manager and approved by the Chief Compliance Officer and is not otherwise based on the portfolio manager’s view of how the Security is likely to perform.

4. Additional Restrictions – Bernstein Value Portfolio Management Groups

In addition to the requirements and restrictions on Employee trading in Section 2 of this Appendix A of the Code, the following restrictions apply to all persons in the firm’s Bernstein centralized portfolio management groups.

(a) Senior Portfolio Managers and Members of the Value Investment Policy Groups

Senior Portfolio Managers (SPMs) and members of the Value Investment Policy Groups (IPGs) are prohibited from buying for a Personal Account, any Security included in the universe of eligible portfolio securities in their product.

This restriction does not apply to sales of securities held prior to the application of this restriction or employment with the firm. This restriction does not apply to transactions directed by spouses or other covered persons provided that the employee has no input into the investment decision. However, such persons are subject to the following restriction:

▪	Notwithstanding the latter exception above, spouses or other covered persons are restricted from transacting in any Security included in the top 2 quintiles of the product’s research universe.

(b) All Other Members of the Bernstein Value SBU

Members of the Bernstein Value SBU are deemed to have actual knowledge of the unit’s Securities Being Considered for Purchase or Sale. As a consequence, the de minimis exceptions in Section 2(i) of this Appendix relating to “significant” Value Client orders or “priority” purchases or sales (as those terms are defined by the applicable Value CIO) are not available to individuals in the Bernstein Value SBU.

(c) Discretionary Accounts

The restrictions noted above do not apply to Personal Accounts that are managed as part of their group’s normal management process.

5. Additional Restrictions – Research Analysts

In addition to the requirements and restrictions on Employee trading in Section 2 of this Appendix A of the Code, the following restrictions apply to all persons acting in the capacity of a research analyst. Please note that rules of the Financial Industry Regulatory Authority (FINRA) may impose additional limitations on the personal trading of the research analysts of Sanford C. Bernstein & Co., LLC and their family members. Such research analysts should refer to the relevant policy documents that detail those additional restrictions.

General Prohibition: No person acting in the capacity of research analyst will be permitted to buy for his or her Personal Account, a Security that is in the sector covered  by such research analyst. This prohibition does not apply to transactions directed by spouses or other covered persons provided that the employee has no input into the investment decision. Nor does it apply to sales of securities held prior to the application of this restriction or employment with the firm. However, such transactions are subject to the following additional restrictions.

(a) Blackout Periods

No person acting as a research analyst shall trade a Security for a Personal Account within seven calendar days before and after making a change in a rating or other published view with respect to that Security. If a research analyst engages in such a personal securities transaction during a blackout period, the Chief Compliance Officer may break the trade or, if the trade cannot be broken, the Chief Compliance Officer may direct that any profit realized on the trade be disgorged.

(b) Actions During Blackout Periods

No person acting as a research analyst shall delay or accelerate a rating or other published view with respect to any Security because of a previous purchase or sale of a Security in such person’s Personal Account. In the event that a research analyst determines that it is appropriate to make a change in a rating or other published view within seven days of the purchase or sale of the same Security in a Personal Account, the research analyst must contact the Chief Compliance Officer immediately, who may direct that the trade in the Personal Account be canceled, grant an exception or take other appropriate action.

(c) Actions Contrary to Ratings

No person acting as a research analyst shall trade a Security (to the extent such Security is included in the research analyst’s research universe) contrary to an outstanding rating or a pending ratings change or traded by a research portfolio, unless (1) the research analyst represents and warrants in the personal trading request form that (as applicable) there is no reason to change the outstanding rating and (2) the research analyst’s personal trade arises from the need to raise or invest cash, or some other valid reason specified by the research analyst and approved by the Chief Compliance Officer and is not otherwise based on the research analyst’s view of how the security is likely to perform.

6. Additional Restrictions – Buy-Side Equity Traders

In addition to the requirements and restrictions on Employee trading in Section 2 of this Appendix A of the Code, the following restrictions apply to all persons acting in the capacity of Trader on any buy-side equity trading desk.

General Prohibition: No person acting in the capacity of buy-side equity trader will be permitted to buy for his or her Personal Account, a Security that is among the eligible portfolio investments traded on that Desk.  This prohibition does not apply to transactions directed by spouses or other covered persons provided that the employee has no input into the investment decision. Nor does it apply to sales of securities held prior to the application of this restriction or employment with the firm. Such transactions are, of course, subject to all other Code provisions.

7. Reporting Requirements

(a) Duplicate Confirmations and Account Statements

All Employees must direct their brokers to supply to the Chief Compliance Officer, on a timely basis, duplicate copies of broker trade confirmations of, and account statements concerning, all Securities transactions in any Personal Account. Even for Designated Brokers, each Employee must verify that the Employee’s account(s) is properly “coded” for AllianceBernstein to receive electronic data feeds.

The Compliance Department will review such documents for Personal Accounts to ensure that AllianceBernstein’s policies and procedures are being complied with, and make additional inquiries as necessary. Access to duplicate confirmations and account statements will be restricted to those persons who are assigned to perform review functions, and all such materials will be kept confidential except as otherwise required by law.

(b) Initial Holdings Reports by Employees

An Employee must, within 10 days of commencement of employment with AllianceBernstein, provide a signed (electronic in most cases) and dated Initial Holdings Report to the Chief Compliance Officer. New employees will receive an electronic request to perform this task via the StarCompliance Code of Ethics application. The report must contain the following information current as of a date not more than 45 days prior to the date of the report:

i. All Securities (including private investments as well as any AllianceBernstein managed mutual funds) held in a Personal Account of the Employee, including the title and type of Security, and as applicable, the exchange ticker symbol or CUSIP number, number of shares and/or principal amount of each Security/fund beneficially owned);

ii. The name of any broker-dealer or financial institution with which the Employee maintains a Personal Account in which any Securities are held for the Employee; and

iii. Details of any outside business affiliations.

Employees must then take all necessary actions to bring their accounts into compliance with the designated broker guidelines detailed in Section 2(c) of this Appendix.

(c) Quarterly Reports by Employees – including Certain Funds and Limited Offerings

Following each calendar quarter, the Legal and Compliance Department will forward (electronically via the StarCompliance Code of Ethics application) to each Employee, an individualized form containing all Securities transactions in the Employee’s Personal Accounts during the quarter based on information reported to AllianceBernstein by the Employee’s brokers. Transactions in Personal Accounts managed on a discretionary basis or pursuant to an automated investment program need not be included for purposes of this reporting requirement.

Within thirty (30) days following the end of each calendar quarter, every Employee must review the form and certify its accuracy, making any necessary changes to the information provided on the pre-populated form (generally this will include those shares of mutual funds sub-advised by AllianceBernstein and held directly with the investment company and Securities issued in limited offerings which are not sent directly to the Compliance Department). For each such Security, the report must contain the following information: (1) the date of the transaction, the title, and as applicable the exchange ticker symbol or CUSIP number, interest rate and maturity date, number of shares, and principal amount of each Security involved; (2) the nature of the transaction (i.e., purchase or sale or any other type of acquisition or disposition); (3) the price of the Security at which the transaction was effected; (4) the name of the broker or other financial institution through which the transaction was effected; and (5) the date the Employee submits the report. In addition, any new Personal Account established during the calendar quarter must be reported, including (1) the name of the broker or other financial institution with which the account was established and (2) the date the account was established.

(d) Annual Holdings Reports by Employees
On an annual basis, by a date to be specified by the Compliance Department (typically February 15th), each Employee must provide to the Chief Compliance Officer, a signed and dated (or electronically certified via the StarCompliance Code of Ethics application) Annual Holdings Report containing data current as of a date not more than forty five (45) days prior to the date of the submission.11

The report must disclose:

i. All Securities (including shares of mutual funds managed by AllianceBernstein and limited offerings), held in a Personal Account of the Employee, including the title and type of security, and as applicable the exchange ticker symbol or CUSIP number, number of shares and/or principal amount of each Security beneficially owned); and

ii. The name of any broker-dealer or financial institution with which the Employee maintains a Personal Account in which any Securities are held for the Employee.  In the event that AllianceBernstein already maintains a record of the required information via duplicate copies of broker trade confirmations and account statements received from the Employee’s broker-dealer, an Employee may satisfy this requirement by (i) confirming in writing (which may include e-mail) the accuracy of the record on at least an annual basis and (ii) recording the date of the confirmation.

(e) Report and Certification of Adequacy to the Board of Directors of Fund Clients

On a periodic basis, but not less than annually, the Chief Compliance Officer shall prepare a written report to the management and the board of directors of each registered investment fund (other than a unit investment trust) in which AllianceBernstein acts as investment adviser setting forth the following:

i. A certification on behalf of AllianceBernstein that AllianceBernstein has adopted procedures reasonably necessary to prevent Employees and Directors from violating the Code;

ii. A summary of existing procedures concerning personal investing and any changes in procedures made during the past year; and

iii. A description of any issues arising under the Code or procedures since the last report to the Board including, but not limited to, information about material violations of the Code or procedures and sanctions imposed in response to the material violations.

11 Employees who join the Firm after the annual process has commenced will submit their initial holdings report (see Section 7(b)) and complete their first Annual Holdings Report during the next annual cycle and thereafter.

AllianceBernstein shall also submit any material changes to this Code to each Fund’s Board at the next regular board meeting during the quarter following the change.

(f) Report Representations

Any Initial or Annual Holdings Report or Quarterly Transaction Report may contain a statement that the report is not to be construed as an admission by the person making the report that he or she has any direct or indirect Beneficial Ownership in the Security to which the report relates.

(g) Maintenance of Reports
The Chief Compliance Officer shall maintain the information required by this Section and such other records, if any, and for such time periods required by Rule 17j-1 under the Investment Company Act and Rules 204-2 and 204A-1 under the Advisers Act. All reports furnished pursuant to this Section will be kept confidential, subject to the rights of inspection and review by the General Counsel, the Chief Compliance Officer and his or her designees, the Code of Ethics Oversight Committee (or subcommittee thereof), the Securities and Exchange Commission and by other third parties pursuant to applicable laws and regulations.

8. Reporting Requirements for Directors who are not Employees

All Affiliated Directors (i.e., not Employees of AllianceBernstein, but employees of an AllianceBernstein affiliate) and Outside Directors (i.e., neither Employees of AllianceBernstein, nor of an AllianceBernstein affiliate) are subject to the specific reporting requirements of this Section 8 as described below. Directors who are Employees, however, are subject to the full range of personal trading requirements, restrictions and reporting obligations outlined in Sections 1 through 7 of this Appendix A of the Code, as applicable. In addition, all Directors are expected to adhere to the fiduciary duties and high ethical standards described in the Code. The designation of a Director as an Affiliated Director or Outside Director will be communicated to each such Director by the Chief Compliance Officer.

(a) Affiliated Directors

i. Initial Holdings Report

Upon becoming a Director, an Affiliated Director must submit a signed and dated Initial Holdings Report within ten (10) days of becoming Director. The Initial Holdings Report must contain the following information current as of a date not more than 45 days prior to the date of the report:

a. All Securities, including private investments as well as any AllianceBernstein managed mutual funds, held in a Personal Account of the Affiliated Director or held directly with the fund, including the title and type of security, and as applicable the exchange ticker symbol or CUSIP number, number of shares and/or principal amount of each Security beneficially owned;

b. The name of any broker-dealer or financial institution with which the Affiliated Director maintains a Personal Account in which any Securities are held for the Employee; and

c. Details of any outside business affiliations.

ii. Annual Holdings Report

Once each year, by a date to be specified by the Legal and Compliance Department, each Affiliated Director must provide to the Chief Compliance Officer a signed and dated report containing the following information as of a date not more than 45 days prior to the date of the report:

a. All Securities, including private investments as well as any AllianceBernstein managed mutual funds, held in a Personal Account of the Affiliated Director or held directly with the fund, including the title and type of security, and as applicable the exchange ticker symbol or CUSIP number, number of shares and/or principal amount of each Security beneficially owned); and

b. The name of any broker-dealer or financial institution with which the Affiliated Director maintains a Personal Account in which any Securities are held for the Employee.

PLEASE NOTE: In the event that AllianceBernstein already maintains a record of the required information via duplicate copies of broker trade confirmations and account statements received from the Affiliated Director’s broker-dealer(s), the Affiliated Director may satisfy this requirement by (i) confirming in writing (which may include e-mail) the accuracy of the record on at least an annual basis and (ii)recording the date of the confirmation.

iii. Quarterly Transaction Report

Within thirty (30) days following the end of each calendar quarter (see exceptions in section (c)), each Affiliated Director must provide to the Chief Compliance Officer, a signed and dated report disclosing all Securities transactions in any Personal Account.

For each such Security, the report must contain the following information:

a. The date of the transaction, the title, and as applicable the exchange ticker symbol or CUSIP number, interest rate and maturity date, number of shares, and principal amount of each Security involved;

b. The nature of the transaction (i.e., purchase or sale or any other type of acquisition or disposition);

c. The price of the Security at which the transaction was effected; and

d. The name of the broker or other financial institution through which the transaction was effected.

(b) Outside Directors

i. In general, pursuant to various regulatory rule exceptions and interpretations, no reporting is required of Outside Directors. However, if an Outside Director knew, or in the ordinary course of fulfilling his or her official duties as a Director should have known, that during the 15-day period immediately before or after the Outside Director’s transaction in a Security for a Personal Account, a Client bought or sold the Security, or the Client or AllianceBernstein considered buying or selling the Security, the following reporting would be required.

Quarterly Transaction Report.

In the event that a quarterly transaction report is required pursuant to the scenario in the preceding paragraph, subject to the exceptions in part (c) of this Section 8 below, each outside director must within thirty (30) days following the end of each calendar quarter, provide to the Chief Compliance Officer, a signed and dated report disclosing all Securities transactions in any Personal Account. For each such Security, the report must contain the following information:

a. The date of the transaction, the title, and as applicable the exchange ticker symbol or CUSIP number, interest rate and maturity date, number of shares, and principal amount of each Security involved;

b. The nature of the transaction (i.e., purchase or sale or any other type of acquisition or disposition);

c. The price of the Security at which the transaction was effected; and

d. The name of the broker or other financial institution through which the transaction was effected.

(c) Reporting Exceptions

i. Duplicate Broker Confirmations and Account Statements

An Affiliated Director or Outside Director is not required to submit any report for any Securities transaction in a Personal Account provided that the transaction and required information are otherwise reported on duplicate copies of broker trade confirmations and account statements provided to the Chief Compliance Officer.

ii. Accounts with No Influence or Control

An Affiliated Director or Outside Director is not required to submit any report with respect to securities held in accounts over which the Affiliated Director or Outside Director has no direct or indirect influence or control. In addition, an Affiliated Director and Outside Director may include a statement that the report is not to be construed as an admission by the person making the report that he or she has any direct or indirect Beneficial Ownership in the Security to which the report relates.

ALLIANCEBERNSTEIN L.P.
CODE OF BUSINESS CONDUCT AND ETHICS

CERTIFICATION

I hereby acknowledge receipt of the Code of Business Conduct and Ethics (the “Code”) of AllianceBernstein L.P., its subsidiaries and joint ventures, which includes the AllianceBernstein Personal Trading Policies and Procedures attached as Appendix A to the Code. I certify that I have read and understand the Code, recognize that I am subject to its provisions, and that I must report any violations to the Legal and Compliance Department.

I have reviewed my own situation and conduct in light of the Code. I confirm that I am in compliance with the Code, including the requirements regarding the manner in which I maintain and report my Securities holdings and transactions in my Personal Accounts (as such terms are defined in Appendix A of the Code) and conduct my personal Securities trading activities.

In addition, I confirm that I have disclosed any potential conflicts of interest and am in compliance with:

•	The requirements associated with the firm's Policy and Procedures for Giving and Receiving Gifts and Entertainment (including its requirement to pre-clear certain political contributions); and

•	The requirements associated with the firm's Anti-Corruption Policy.

For those Employees with Securities Licenses: I have contacted Compliance with any changes to information that would require a Form U4 amendment, including a change of address, name change, addition of any new, or the discontinuance of any previously reported outside business activity, and any occurrence or matter which would change my answer to a disclosure question (e.g., arrests and other criminal or civil matters, regulatory events, tax liens and bankruptcies).

I understand that any violation(s) of the Code is grounds for immediate disciplinary action up to, and including, termination of employment.

Signature

Print Name

Date

Please return this form to the Chief Compliance Officer at:
1345 Avenue of the Americas
New York, N.Y. 10105

[Please note that for the ANNUAL Certification process for employees, this signoff is performed electronically via the StarCompliance Code of Ethics application.]